UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2017

Colony Starwood Homes

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-36163 (Commission File Number)	80-6260391 (IRS Employer Identification No.)

8665 East Hartford Drive Scottsdale, AZ (Address of principal	85255 (Zip Code)
executive offices)

Registrant’s telephone number,
including area code:
(480) 362-9760

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.Other Events.

On January 4, 2017, Colony Starwood Homes (the “Company”) issued a press release announcing that it had priced its private offering of $300 million aggregate principal amount of its 3.50% convertible senior notes due 2022 (the “Convertible Senior Notes”), which was upsized from the previously announced $250 million aggregate principal amount. The Company has granted the initial purchasers a 30-day option to purchase up to an additional $45.0 million aggregate principal amount of the Convertible Senior Notes. A copy of such press release is attached as Exhibit 99.1 hereto and incorporated by reference herein.

The Company intends to use the net proceeds from this offering to repurchase, in privately negotiated transactions, certain of its 4.50% Convertible Senior Notes due 2017, to repay a portion of the borrowings outstanding under its credit facilities, to fund potential future acquisitions and for general corporate purposes.

The Convertible Senior Notes will be unsecured and pay interest at a rate of 3.50% per year, semiannually. In certain circumstances, the Convertible Senior Notes will be convertible into cash, common shares of the Company or a combination of cash and common shares of the Company, at the Company’s election, based on an initial conversion rate of 27.1186 common shares per $1,000 principal amount of Convertible Senior Notes, which is equivalent to an initial conversion price of approximately $36.88 per common share of the Company, subject to customary anti-dilution adjustments. The conversion price is approximately 25.0% above the $29.50 per share closing price per common share of the Company on January 4, 2017. The Convertible Senior Notes will mature on January 15, 2022, unless repurchased, redeemed or converted in accordance with their terms prior to such date.  Other than to the extent necessary to preserve its status as a real estate investment trust, the Company will not have the right to redeem the Convertible Senior Notes prior to maturity.

The sale of the Convertible Senior Notes is expected to close on or about January 10, 2017, subject to satisfaction of customary market and other closing conditions.

Neither the Convertible Senior Notes nor the common shares of beneficial interest (the “common shares”) that may be issued upon conversion thereof have been or will be registered under the Securities Act of 1933, as amended (the “Securities Act”). Neither the Convertible Senior Notes nor the common shares that may be issued upon conversion thereof may be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

Item 9.01.Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release, dated January 4, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLONY STARWOOD HOMES
Dated: January 5, 2017	By:	/s/ Arik Prawer
	Name:	Arik Prawer
	Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press Release, dated January 4, 2017.

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